UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 20, 2007
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Florida

(State or Other Jurisdiction of Incorporation)

1-14260	65-0043078

(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)
(561) 893-0101

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events.
Item 8.01 Other Events
     On December 20, 2007, The GEO Group, Inc. (“GEO”) adopted an amendment (the “Amendment”) to its insider trading policy (the “Policy”). The primary purpose of the Amendment is to restrict the number of stock options exercised and sold on an annual basis by executives at the level of Senior Vice President or above (the “Senior Executives”).
     The Policy provides that Senior Executives shall have the right to exercise and sell up to 20% of their total stock options in a calendar year, subject to the prior written approval of GEO’s CEO and the Chairman of GEO’s Compensation Committee. The Amendment further provides that stock option sales by Senior Executives shall occur within the calendar year and shall not carry over to the following year to exceed the 20% cap, except under special circumstances approved by the CEO and the Chairman of the Compensation Committee. Restricted share awards granted to Senior Executives are not subject to the 20% cap and may be sold with the written approval of the CEO and Chairman of the Compensation Committee.
     The Amendment also states that stock sales by Senior Executives and members of the Board of Directors may be made pursuant to a Rule 10b5-1 trading plan. Any such trading plans must be pre-approved in writing by the CEO and the Chairman of the Compensation Committee and must comply with the above restrictions.
     All stock trades by Senior Executives are also governed by the other terms of the Policy (including GEO’s restrictions on the opening and closing of trading windows) and all other insider trading laws and other applicable laws and regulations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.
December 20, 2007	By:	/s/ John G. O'Rourke
Date		John G. O'Rourke
Senior Vice President and Chief Financial Officer (Principal Financial Officer and duly authorized signatory)

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